SEAFIRST
BANK OF AMERICA NT & SA DBA SEAFIRST BANK
BUSINESS LOAN AGREEMENT
1.	Promissory Note(s). All loans shall be evidenced by promissory notes in a form and substance satisfactory to Bank.
2.	Conditions to Availability of Loan/Line of Credit. Before Bank is
obligated to disburse/make any advance, or at any time thereafter which Bank deems necessary and appropriate, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank ("loan documents"):

	2.1	Original, executed promissory note(s);
	2.2	Original executed security agreement(s) and/or deed(s) of trust covering the collateral described in Part A;
	2.3	All collateral described in Part A in which Bank wishes to have a possessory security interest;
	2.4	Financing statement(s) executed by Borrower;
	2.5	Such evidence that Bank may deem appropriate that the security interests and liens in favor of Bank are valid, enforceable, and prior to the rights and interests of others except those consented to in writing by Bank;
	2.6	The following guaranty(ies) in favor of the Bank:
	2.7	Subordination agreement(s) in favor of Bank executed by:
	2.8	Evidence that the execution, delivery, and performance by Borrower of this Agreement and the execution, delivery, and performance by Borrower and any corporate guarantor or corporate subordinating creditor of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized;
	2.9	Any other document which is deemed by the Bank to be required from time to time to evidence loans or to effect the provisions of this Agreement;
	2.10	If requested by Bank, a written legal opinion expressed to Bank, of counsel for Borrower as to the matters set forth in sections 3.1 and 3.2, and to the best of such counsel's knowledge after reasonable investigation, the matters set forth in sections 3.3, 3.5, 3.6, 3.7,
      3.8 and such other matters as the Bank may reasonably request;
	2.11	Pay or reimburse Bank for any out-of-pocket expenses expended in making or administering the loans made hereunder including without limitation attorney's fees (including allocated costs of in-house counsel);
	2.12	Other (describe):
3.	Representations and Warranties. Borrower represents and warrants to Bank, except as Borrower has disclosed to Bank in writing, as of the date of this Agreement and hereafter so long as credit granted under this
   Agreement is available and until full and final payment of all sums outstanding under this Agreement and promissory notes that:
	3.1	Borrower is duly organized and existing under the laws of the state of its organization as a:
			General		      Limited
		__X_ Corporation		___ Partnership				____ Partnership
		____ Sole Proprietorship	dba LLC with duration of
		Borrower is properly licensed and in good standing in each state in which
Borrower is doing business and Borrower has qualified under, and complied with, where required, the fictitious or trade name statutes of each state in which Borrower is doing business, and Borrower has obtained all necessary government approvals for its business activities; the execution, delivery, and performance of this Agreement and such notes and other instruments required herein are within Borrower's powers, have been duly authorized wer and any guarantor, are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower, and this Agreement, such notes and the loan documents are valid and enforceable according to their terms;
3.2	The execution, delivery, and performance of this Agreement, the loan documents and any other instruments are not in conflict with any law or any indenture, agreement or undertaking to which Borrower is a party or by which
Borrower is bound or affected;
3.3	Borrower has title to each of the properties and assets as reflected in its financial statements (except such assets which have been sold or otherwise disposed of in the ordinary course of business), and no assets or revenues of the Borrower are subject to any lien except as required or permitted by this Agreement, disclosed in its financial statements or otherwise previously disclosed to Bank in writing;
3.4	 All financial information, statements as to ownership of Borrower and all other statements submitted by Borrower to Bank, whether previously or in the future, are and will be true and correct in all material respects upon submission and Environmental Response, Compensation, and Liability Act of 1
ecovery Act, as amended, 49 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules or regulations adopted pursuant to any of the foregoing.
	3.9	Each chief place of business of Borrower, and the office or offices where Borrower keeps its records concerning any of the collateral, is located at:
4.	Affirmative Covenants. So long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this
Agreement and promissory note(s) Borrower will:
	4.1	Use the proceeds of the loans covered by this Agreement only in
connection with Borrower's business activities and e	3.7	There is no event
which is, or with notice or lapse of time, or both,
would be, an Event of Default (as defined in Section 7) under this Agreement;
	3.8	Borrower has exercised due diligence in inspecting Borrower's properties for hazardous wastes and hazardous substances.  Except as otherwise previously disclosed and acknowledged to Bank in writing:
		(a) during the period of Borrower's ownership of Borrower's properties, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or hazardous substance by any person in, on, under or about any of Borrower's properties; (b)
Borrower has no actual or constructive knowledge that there has been any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or hazardous substance by a or about any of
Borrower's properties by any prior owner or occupant of any of Borrower's properties; and (c) Borrower has no actual or constructive notice of any actual or threatened litigation or claims of any kind by any person relating to such matters.  The terms "hazardous waste(s)," hazardous substance(s),"
"disposal," "release," and "threatened release" as used in this Agreement shall have the same meanings as set forth in the Comprehensive Env ucted by the relevant corporation, and (e) any revaluation or other write-up in book value of assets subsequent to the fiscal year of such corporation last ended at the date of this Agreement;
	4.4	Upon request Borrower agrees to insure and to furnish Bank with evidence of insurance covering the life of Borrower (if an individual) or the lives of designated partners or officers of Borrower (if a partnership or corporation)
in the amounts stated below.  Borrower shall take such actions as are reasonably requested by Bank, such as assigning the insurance policies to
Bank or naming Bank as beneficiary and obtaining the insurer's acknowledgment thereof, to provide that in the event of the death of an
		Name:  ________N/A________Amount:  $ ____________
		Name:  ________N/A________Amount:  $ ____________
	4.5	Promptly give written notice to Bank of: (a) all litigation and claims made or threatened affecting Borrower where the amount is $__50,000___ or more; (b) any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; (c) any Event of
Default under this Agreement or any other agreement with Bank or any other creditor or any event which become an Event of Default; and (d) any other matter which has resulted or might result in a material adverse financial condition or operations;
	4.6	Borrower shall as soon as available, but in any event within __120__
days following the end of each year and within __45__ days following the end of each _quarter__ provide to Bank, in a form satisfactory to Bank (including audited statements if required at any time by Bank), such financial statements and other information respecting the financial condition and operations of
Borrower as Bank may reasonably request;
	4.7	Borrower will maintain in effect insurance with responsible insurance companies in such amounts and against such risks as is customarily maintained by persons engaged in businesses similar to that of Borrower and all policies covering property given as security for the loans shall have loss payable clauses in favor of Bank. Borrower agrees to deliver to Bank such evidence of insurance as Bank may reasonably require and, within thirty (30) days after notice from Bank, to obtain such additional insurance;
	4.8	Borrower will pay all indebtedness taxes and other obligations for which the Borrower is liable or to which its income or property is subject before they shall become delinquent, except any which is being contested by the Borrower in good faith;
	4.9	Borrower will continue to conduct its business as presently constituted, and will maintain and preserve all rights, privileges and franchises now enjoyed, conduct Borrower's business in an orderly, efficient and customary manner, keep all Borrowers properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements so that the efficiency of Borrower's properties shall be fully maintained and preserved;
	4.10 Borrower will maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles and practices consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business;
	4.11	Borrower will permit representatives of Bank to examine and make copies of the books and records of Borrower and to examine the collateral of the
Borrower at reasonable times;
	4.12	Borrower will perform, on request of Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or otherwise carry out the intent of this Agreement;
	4.13	Borrower will comply with all applicable federal, state and municipal laws, ordinances, rules and regulations relating to its properties, charters, businesses and operations, including compliance with all minimum funding and other requirements related to any of Borrower's employee benefit plans;
	4.14	Borrower will permit representatives of Bank to enter onto Borrower's properties to inspect and test Borrower's properties as Bank, in its sole discretion, may deem appropriate to determine Borrower's compliance with section 5.8 of this Agreement; provided however, that any such inspections and tests shall be for Bank's sole benefit and shall not be construed to create any responsibility or liability on the part of Bank to Borrower or to any third party.
5.	Negative Covenants. So long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this
Agreement and promissory note(s):
	5.1	Borrower will not, during any fiscal year, expend or incur in the aggregate more than $___N/A___ for fixed assets for FYE 12/97, nor more than
$____N/A___for any single fixed asset whether or not payable that fiscal year or later under any purchase agreement or lease;
	5.2	Borrower will not, without the prior written consent of Bank, purchase or lease under an agreement for acquisition, incur any other indebtedness for borrowed money, mortgage, assign, or otherwise encumber any of Borrower's assets, nor sell, transfer or otherwise hypothecate any such assets except in the ordinary course of business. Borrower shall not guaranty, endorse, co-sign, or otherwise become liable upon the obligations of others, except by the endorsement of negotiable instruments for deposit or
	5.3	The total of salaries, withdrawals, or other forms of compensation, whether paid in cash or otherwise, by Borrower shall not exceed the following amounts for the persons indicated, nor will amounts in excess of such limits be paid to any other person:
		Name:  _____________N/A________________________
		Monthly/Yearly Amount: $ _________________________
		Name:  _____________N/A________________________
		Monthly/Yearly Amount: $ _______________________
	5.4	Borrower will not, without Bank's prior written consent, declare any dividends on shares of its capital stock, or apply any of its assets to the purchase, redemption or other retirement of such shares, or otherwise amend its capital structure;
	5.5	Borrower will not make any loan or advance to any person(s) or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, except:
		(a) 	commercial bank time deposits maturing	within one year,
		(b) 	marketable general obligations of the United 			States or a State, or
marketable obligations	fully guarantied by the United States,
		(c) 	short-term commercial paper with the highest rating of a generally
recognized rating	service,
		(d) 	other investments related to the Borrower's
			business which, together with such other
			investments now outstanding, do not in the
			aggregate exceed the sum of $50,000at any	time;
	5.6	Borrower will not liquidate or dissolve or enter into any consolidation, merger, pool, joint venture, syndicate or other combination, or sell, lease, or dispose of Borrower's business assets as a whole or such as in the opinion of Bank constitute a substantial portion of Borrower's business or assets;
	5.7	Borrower will not engage in any business activities or operations substantially different from or unrelated to present business activities or operations; and
	5.8	Borrower, and Borrower's tenants, contractors, agents or other parties authorized to use any of Borrower's properties, will not use, generate, manufacture, store, treat, dispose of, or release any hazardous substance or hazardous waste in, on, under or about any of Borrower's properties, except as previously disclosed to Bank in writing as provided in section 3.8; and
any such activity shall be conducted in compliance with all applicable federal, state and local laws, regulations and ordinances, including
6.	Waiver, Release and Indemnification.  Borrower hereby:
	(a) releases and waives any claims against Bank for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any of the applicable federal, state or local laws, regulations or ordinances, including without limitation those described in section 3.8, and
(b) agrees to indemnify and hold Bank harmless from and against any and all claims, losses, liabilities, damages, penalties and expenses which Bank may directly or indirectly sustain or suffer resulting from a breach of representations and warranties with respect to hazardous wastes and hazardous substances contained in section 3.8, or (ii) section 5.8.  The provisions of this section 6 shall survive the full and final payment of all sums outstanding under this Agreement and promissory notes and shall not be affected by Bank's acquisition of any interest in any of the Borrower's properties, whether by foreclosure or otherwise.
7.	Events of Default. The occurrence of any of the following events ("Events of Default") shall terminate any and all obligations on the part of Bank to make or continue the loan and/or line of credit and, at the option of Bank, shall make all sums of interest and principal outstanding under the loan and/or line of credit immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of non payment or dishonor, or other notices or demands of any kind or character which are waived by Borrower, and Bank may proceed with collection of such obligations and enforcement and realization upon all security which it may hold and to the enforcement of all rights hereunder or at law:
	7.1	The Borrower shall fail to pay when due any amount payable by it hereunder on any loans or notes executed in connection herewith;
	7.2	Borrower shall fail to comply with the provisions of any other covenant, obligation or term of this Agreement for a period of fifteen (15) days after the earlier of written notice thereof shall have been given to the Borrower by Bank or Borrower or any Guarantor has knowledge of an Event of Default or an event that can become an Event of Default;
	7.3	Borrower shall fail to pay when due any other obligation for borrowed money, or to perform any term or covenant on its part to be performed under any agreement relating to such obligation or any such other debt shall be declared to be due and payable and such failure shall continue after the applicable grace period;
	7.4	Any representation or warranty made by Borrower in this Agreement or in any other statement to Bank shall prove to have been false or misleading in any material respect when made;
	7.5	Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions to any court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws, or if there is commenced against Borrower any such proceedings which remain undismissed for a period of thirty (30) days or, if Borrower by
	7.6	Any judgment attaches against Borrower or any of its properties for an amount in excess of $__50,000___which remains unpaid, unstayed on appeal, unbonded, or undismissed for a period of thirty (30) days;
	7.7	Loss of any required government approvals, and/or any governmental regulatory authority takes or institutes action which, in the opinion of
Bank, will adversely affect Borrower's condition, operations or ability to repay the loan and/or line of credit;
	7.8	Failure of Bank to have a legal, valid and binding first lien on, or a valid and enforceable prior perfected security interest in, any property covered by any deed of trust or security agreement required under this
Agreement;
	7.9	Borrower dies, becomes incompetent, or ceases to exist as a going concern;
	7.10	Occurrence of an extraordinary situation which gives Bank reasonable grounds to believe that Borrower may not, or will be unable to, perform its obligations under this or any other agreement between Bank and Borrower; or
	7.11	Any of the preceding events occur with respect to any guarantor of credit under this Agreement, or such guarantor dies or becomes incompetent, unless the obligations arising under the guaranty and related agreements have been unconditionally assumed by the guarantor's estate in a manner satisfactory to Bank.
8.	Successors; Waivers. Notwithstanding the Events of Default above, this
Agreement shall be binding upon and inure to the benefit of Borrower and
Bank, their respective successors and assigns, except that Borrower may not assign its rights hereunder. No consent or waiver under this Agreement shall be effective unless in writing and signed by the Bank and shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or different type.  No delay or omission on the
9.	Arbitration.
	9.1	At the request of either Bank or Borrower any controversy or claim between the Bank and Borrower, arising from or relating to this Agreement or any Loan Document executed in connection with this Agreement or arising from any alleged tort shall be settled by arbitration in King County Washington.
The United States Arbitration Act will apply to the arbitration proceedings which will be administered by the American Arbitration Association under its commercial rules of arbitration except that unless the arbitrated exceeds
$5,000,000 there shall be only one arbitrator.  Any controversy over whether an issue is arbitrable shall be determined by the arbitrator(s).  Judgment upon the arbitration award may be entered in any court having jurisdiction.
The institution and maintenance of any action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including plaintiff, to submit to it the controversy or claim to arbitration if such action

		For purposes of the application of the statute of limitations the filing of an arbitration as provided herein is the equivalent of filing a lawsuit and the arbitrator(s) will have the authority to decide whether any claim or controversy is barred by the statute of limitations, and if so, to dismiss the arbitration on that basis.  The parties consent to the joinder in the arbitration proceedings of any guarantor, hypothecator or other party having it the controversy or claim to arbitration if such action
		For purposes of the application of the statute of limitations the filing of an arbitration as provided herein is the equivalent of filing a lawsuit and the arbitrator(s) will have the authority to decide whether any claim or controversy is barred by the statute of limitations, and if so, to dismiss the arbitration on that basis.  The parties consent to the joinder in the arbitration proceedings of any guarantor, hypothecator or other party having an interest related to the claim or controversy being arbited
	9.2	Notwithstanding the provisions of Section 9.1, no controversy or claim shall be submitted to arbitration without the consent of all parties if at the time of the proposed submission, such controversy or claim arises from or relates to an obligation secured by real property;
	9.3	No provision of this Section 9 shall limit the right of the Borrower or the Bank to exercise self-help remedies such as setoff, foreclosure or sale of any collateral, or obtaining any ancillary provisional or interim remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration proceeding.  The exercise of any such remedy does not waive the right of either party to request arbitration.  At Bank's option foreclosure under any deed of trust may be accomplished by
10.	Collection Activities, Lawsuits and Governing Law.  Borrower agrees to pay Bank all costs and expenses (including reasonable attorney's fees and the allocated cost for in-house legal services incurred by Bank), to enforce this
Agreement, any notes or any Loan Documents pursuant to this Agreement, whether or not suit is instituted.  If suit is instituted by Bank to enforce this
Agreement or any of these documents, Borrower consents to the personal jurisdiction of the Courts of the State of Washington and
11.	Additional Provisions. Borrower agrees to the additional provisions set forth immediately following this Section 11 or on any "Exhibit_______"
attached to and hereby incorporated into Agreement.  This Agreement supersedes all oral negotiations or agreements between Bank and Borrower with respect to the subject matter hereof and constitutes the entire understanding and Agreement of the matters set forth in this Agreement.
	11.1	If any provision of this Agreement is held to be invalid or
unenforceable, then (a) such provision shall be deemed modified if possible, or if not possible, such provision shall be deemed stricken, and (b) all other provisions shall remain in full force and effect.
	11.2	If the imposition of or any change in any law, rule, or regulation guideline or the interpretation or application of any thereof by any court of administrative or governmental authority (including any request or policy whether or not having the force of law) shall impose or modify any taxes
(except U.S. federal, state or local income or franchise taxes imposed on
Bank), reserve requirements, capital adequacy requirements or other obligations which would: (a) increase the cost to Bank for extending or
		(c) reduce the rate of return on Bank's capital as a consequence of Bank's obligations with respect to any loan and/or line of credit to which this
Agreement relates, then Borrower agrees to pay Bank such additional amounts as will compensate Bank therefor, within five (5) days after Bank's written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation
	11.3 Bank may sell participations in or assign this loan in whole or in part without notice to Borrower and Bank may provide information regarding the
Borrower and this Agreement to any prospective participant or assignee.  If a participation is sold or the loan is assigned the purchaser will have the right of set off against the Borrower and may enforce its interest in the
Loan irrespective of any claims or defenses the Borrower may have against the
Bank.
12.	Notices.  Any notices shall be given in writing to the opposite party's signature below or as that party may otherwise specify in writing.
13.	ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO
FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER
WASHINGTON LAW.
This Business Loan Agreement (Parts A and B) executed by the parties on March
24, 1997.  Borrower acknowledges having read all of the provisions of this
Agreement and Borrower agrees to its terms.
Eastern Wholesale Team #1
SEAFIRST BANK
(Branch/Office)
By:  	James R. Dean
Title:  	Vice President
Address:  	P.O. Box 1446
City, State, Zip:	Spokane, WA  99210
Phone:  	(509) 353-1480
Fax:  	(509) 353-1492
	The Coeur d'Alenes Company, Inc.
(Borrower Name)
By:
Title:
Address:  	P.O. Box 2610
City, State, Zip:  	Spokane, WA  99220
Phone:  	(509) 924-6363
Fax:  	(509) 924-6924
	Union Iron Works, Inc. of Spokane

(Borrower Name)
By:  		_______
Title:
Address:  	P.O. Box 2610
City, State, Zip:  	Spokane, WA  99220
Phone:  	(509) 924-6363
Fax:  	(509) 924-6924